Exhibit 5.1

May 31, 2019

Slack Technologies, Inc.
500 Howard Street
San Francisco, CA 94105

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-231041) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Slack Technologies, Inc., a Delaware corporation (the “Company”) of 118,429,640 shares (the “Registered Shares”) of the Company’s Class A common stock, $0.0001 par value per share, for resale by the registered stockholders as defined and listed in the Registration Statement under “Principal and Registered Stockholders” (the “Registered Stockholders”). The Registered Shares may be sold by the Registered Stockholders, as set forth in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized and validly issued and are fully paid and non‑assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP